EXHIBIT 23.01

CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors
Colonial Commercial Corp.

We consent to the incorporation by reference in the registration statement (No. 333-37025) on Form S-8 of Colonial Commercial Corp. of our report dated April 1, 2005 with respect to the consolidated balance sheet of Colonial Commercial Corp. as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 2004, which report appears in the December 31, 2004, annual report on Form 10-K of Colonial Commercial Corp.

/s/ Weiser LLP
Weiser LLP

April 14, 2005